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                                                                    EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use of the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 12, 1999, relating to the financial statements of Paradyne Corporation, and our report dated November 23, 1998, relating to the financial statements of Paradyne Predecessor Business, both of which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Tampa, Florida
April 15, 1999